Exhibit (b)(1)(D)
January 21, 2007
CGEA Holdings, Inc.
c/o The Carlyle Group
1001 Pennsylvania Ave., NW
Suite 220 South
Washington, DC 20004
Second Amended and Restated Commitment Letter
Ladies and Gentlemen:
          This Second Amended and Restated Commitment Letter (together with all attachments and annexes hereto, this “Commitment Letter”) amends and restates the commitment letter among the parties hereto dated January 15, 2007 with respect to the subject matter hereof and supersedes such commitment letter in all respects.
          You have advised Bank of America, N.A. (“Bank of America”), Merrill Lynch Capital Corporation (“Merrill Lynch”) and General Electric Capital Corporation (“GECC” and together with Bank of America and Merrill Lynch, the “Banks”), Banc of America Securities LLC (“BAS”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S” and together with BAS, the “Joint Lead Arrangers” and together with the Banks, the “Commitment Parties,” “we” or “us”) that CGEA Holdings, Inc., a newly formed corporation (“Parent” or “you”), controlled by The Carlyle Group (together with its affiliates, “Sponsor”) and one or more other investors reasonably acceptable to us, and CGEA Investor, Inc., a newly formed and wholly-owned subsidiary of Parent (“Buyer”), have entered into an agreement and plan of merger dated as of January 15, 2007 (as amended through the date hereof and together with the schedules and exhibits thereto, the “Merger Agreement”) with ElkCorp, a Delaware corporation (the “Acquired Business” or “Elk”), pursuant to which Buyer will acquire, directly or indirectly through the Tender Offer (as defined below) and one of the Mergers (as defined below), all of the outstanding interests in the Acquired Business (the “Acquisition”) and the shareholders of the Acquired Business will receive cash in exchange for their shares in the Acquired Business and the Acquired Business will become a wholly-owned indirect subsidiary of Parent. All references to “dollars” or “$” in this agreement and the attachments hereto (collectively, this “Commitment Letter”) are references to United States dollars.
          In order to consummate the Acquisition, Buyer will make a tender offer for all of the shares of the Acquired Business’s publicly traded common stock (the “Shares”), which offer shall be conditioned upon not less than a majority (calculated on a fully diluted basis) of such Shares and not less than a majority of the voting power of the outstanding shares of capital stock of the Acquired Business entitled to vote in the election of directors being validly tendered and not withdrawn (the “Tender Offer”). Borrower (as defined in Annex I) will, subject to the terms and conditions hereof, obtain the Tender Facility (as defined below), the proceeds of which shall be contributed by Borrower to Buyer to effect the purchase of Shares in the Tender Offer and, if a “short form” merger between Buyer and Elk (the “Short Form Merger”) is possible under applicable law, to purchase Shares in the Short Form Merger. Borrower will deposit an amount equal to the interest and commitment fees that could accrue on the Tender Facility in cash into an escrow account with an escrow agent selected by the Joint Lead Arrangers and Borrower pursuant to an escrow agreement reasonably acceptable to the Joint Lead Arrangers and Borrower or provide a guarantee, letter of credit or other credit support on terms reasonably satisfactory to the Joint Lead Arrangers from a counterparty reasonably satisfactory to the Joint Lead Arrangers, which shall be used to pay interest payment and fee obligations under the Tender Facility through the final maturity of the Tender Facility (the “Tender Facility Interest Support”).
          Subject to the terms and conditions hereof, the Commitment Parties shall make available the Take-Out Facilities (as defined below) on the date that is (x) if the Short Form Merger occurs, the Tender Facility Refinancing Date (as defined below) and (y) if otherwise, on the date that the Bidco is merged (the “Long Form Merger” and together with the Short Form Merger, the “Mergers”) with and into Elk after the requisite Elk stockholder vote therefor (the “Long Form Merger Closing Date”), the proceeds of initial borrowing under which will be used to refinance the Tender Facility, finance the payment of consideration in the Long Form Merger, redeem the Interim Equity Financing (as defined below), effect the Refinancing and pay fees and expenses in connection with the Transactions. The “Tender Facility Refinancing Date” shall mean the date that is the earlier of (x) the achievement of a Successful Syndication (as defined in the Fee Letter) and (y) 35 days following the date of the consummation of the Short Form Merger.
          We understand that the sources of funds required to fund the Tender Offer, the consideration in the Mergers, to repay certain indebtedness of the Acquired Business and its subsidiaries (the “Refinancing”), to pay fees, commissions and expenses in connection with the Transactions (as defined below) and to provide for capital expenditures, acquisitions, investments, ongoing working capital requirements and funding for general corporate purposes of Holdings and Borrower (each, as defined in the Term Sheets) and its subsidiaries following the Transactions will include:
•	a senior secured bridge loan facility of $465.0 million (the “Tender Facility”) as described in the Summary of Principal Terms and Conditions attached hereto as Annex I (the “Tender Term Sheet”).

•	senior secured first lien credit facilities consisting of (i) a senior secured first lien term loan facility of $450.0 million (the “First Lien Term Loan Facility”), as described in the Summary of Principal Terms and Conditions attached hereto as Annex II (the “First Lien Term Sheet”), and (ii) a senior secured first lien revolving credit facility of $100.0 million (the “Revolving Credit Facility” and, together with the First Lien Term Loan Facility, the “First Lien Bank Facilities”), as described in the First Lien Term Sheet;

•	a senior secured second lien term loan facility of $200.0 million (the “Second Lien Term Loan Facility” and together with the First Lien Bank Facilities, the “Take-Out Facilities”) as described in the Summary of Principal Terms and Conditions attached hereto as Annex IV (the “Second Lien Term Sheet” and, together with the First Lien Term Sheet, the “Take-Out Term Sheets”; the Take-Out Term Sheets and the Tender Term Sheet are collectively referred to as the “Term Sheets”); and

•	direct or indirect equity investments (the “Equity Financing”) in Holdings (to be further reinvested in Borrower or one of its subsidiaries) comprising not less than 29.4% of the pro forma capitalization of Borrower after giving effect to the Transactions and consisting of (i) direct or indirect equity investments by Sponsor and one or more other investors reasonably satisfactory to us (the “Equity Investors”), which investments shall be contributed to Borrower in cash as equity or otherwise be used to finance the Transactions and (ii) if Sponsor so determines, the rollover of shares of equity of the Acquired Business by existing members of management of the Acquired Business or persons under their control (the “Rollover Equity”); provided that (a) not less than 51% of the Equity Financing shall be comprised of the investments described in clause (i) above and (b) the Equity Financing required at the time of the Tender Closing Date shall in any event comprise no less than 50% of the value of the Shares such that the aggregate amount outstanding under Tender Facility shall in no event exceed 50% of the value of the Shares securing the Tender Facility (it being understood that a portion of the Equity Financing to be agreed (the “Interim Equity Financing”) may be made to the Borrower or Buyer in the form of redeemable preferred stock or subordinated indebtedness, in each case on terms reasonably satisfactory to the Joint Lead Arrangers). The Banks acknowledge that the terms and conditions of the Rollover Equity in the Merger Agreement are acceptable.
          No other financing will be required for the uses described above. As used herein, the term “Transactions” means the Acquisition, the Refinancing, the borrowings under the Facilities, the Equity Financing, the Rollover Equity and the payments of fees, commissions and expenses in connection with each of the foregoing.
     Commitments.
          You have requested that the Banks commit to provide the Facilities and that the Joint Lead Arrangers agree to structure, arrange and syndicate the Facilities.
          Each Bank is pleased to advise you of its commitment to provide its Specified Percentage (as defined below) of the Tender Facility upon the terms and subject to the conditions set forth in this Commitment Letter (the “Tender Commitment”). Each Bank is pleased to advise you of its commitment to provide its Specified Percentage (as defined below) of each of the First Lien Term Loan Facility and the Revolving Credit Facility upon the terms and subject to the conditions set forth in this Commitment Letter (the “First Lien Commitment”). In addition, each Bank is pleased to advise you of its commitment to provide its Specified Percentage of the Second Lien Term Loan Facility upon the terms and subject to the conditions set forth in this Commitment Letter (the “Second Lien Commitment” and, together with the First Lien Commitment and the Tender Commitment, the “Commitments”). You agree that (x) the initial funding of the Tender Facility (the “Tender Closing Date”) and (y) the date of funding of the Take-Out Facilities (the “Take-Out Closing Date”), in each case shall not occur until the conditions to the initial funding of the Tender Facility or the Take-Out Facilities, as the case may be, set forth herein under “Conditions” and in the Tender Term Sheet or the Take-Out Term Sheets, as the case may be, and the applicable Conditions to Closing set forth in Annex IV hereto (the “Conditions Annex”) have been satisfied or waived as and to the extent set forth herein. “Specified Percentage” shall mean (x) with respect to Bank of America, 40%, (y) with respect to Merrill Lynch, 40% and (z) with respect to GECC, 20%.
     Syndication.
          It is agreed that the Joint Lead Arrangers will act as the sole and exclusive lead arrangers and bookmanagers for the Facilities, and will exclusively manage the syndication of the Facilities, and will, in such capacities, exclusively perform the duties and exercise the authority customarily associated with such roles. No Lender will receive compensation with respect to any of the Facilities outside the terms contained herein and in the letter of even date herewith addressed to you providing, among other things, for certain fees relating to the Facilities (the “Fee Letter”) in order to obtain its commitment to participate in such Facilities, in each case unless you and we so agree.
          The Banks reserve the right, prior to or after execution of the Tender Documentation (as defined in the Conditions Annex), to syndicate all or a portion of its Tender Commitment to one or more institutions reasonably acceptable to you (other than certain institutions designated in writing by you) that will become parties to the Tender Documentation (the Banks and the institutions becoming parties to the Tender Documentation, the “Tender Lenders”). The Banks also reserve the right, prior to or after execution of the First Lien Documentation (as defined in the Conditions Annex), to syndicate all or a portion of its First Lien Commitment to one or more institutions reasonably acceptable to you (other than certain institutions designated in writing by you) that will become parties to the First Lien Documentation (the Banks and the institutions becoming parties to the First Lien Documentation, the “First Lien Lenders”). The Banks also reserve the right, prior to or after the execution of the Second Lien Documentation (as defined in the Conditions Annex), to syndicate all or a portion of its Second Lien Commitment to one or more institutions reasonably acceptable to you (other than certain institutions designated in writing by you) that will become parties to the Second Lien Documentation (the Banks and the institutions becoming parties to the Second Lien Documentation, the “Second Lien Lenders,” and, together with the Tender Lenders and the First Lien Lenders, the “Lenders”). Notwithstanding any other provision of this Commitment Letter, no Commitment Party, except with the written consent of Parent, may be relieved and novated from its obligations hereunder in connection with any syndication or assignment until after (x) in the case of the Tender Facility, the Tender Closing Date and (y) in the case of the Take-Out Facilities, the Take-Out Closing Date, and, unless Parent agrees in writing, each of the Banks shall retain exclusive control over all rights and obligations with respect to its Commitment, including all rights with respect to consents, modification and amendments, until the (x) in the case of the Tender Facility, the Tender Closing Date and (y) in the case of the Take-Out Facilities, Take-Out Closing Date, has occurred and the extensions of credit to be made on such date as contemplated hereby have been made. The Banks acknowledge and agree that their Commitments are not conditioned upon a successful syndication and that no assignment and assumption by any assignee of any obligations of any Bank in respect of its Commitment shall relieve such Bank of its obligations hereunder with respect to the Commitments prior to the (x) in the case of the Tender Facility, the Tender Closing Date and (y) in the case of the Take-Out Facilities, the Take-Out Closing Date.
          The Joint Lead Arrangers will, in consultation with you, manage all aspects of the syndication of the Facilities, including selection of additional Lenders (reasonably acceptable to you, and, in any event, excluding certain institutions designated in writing by you), determination of when the Joint Lead Arrangers will approach potential additional Lenders, any naming rights and the final allocations of the Commitments in respect of the Facilities among the additional Lenders (in a manner reasonably acceptable to you); provided that you may appoint two additional agents or co-agents with allocation of compensation thereto to be agreed by you and the Joint Lead Arrangers as appropriate for such roles and the related commitments of such agents and co-agents, so long as BAS has “left” placement on all marketing materials relating to the Facilities. To assist the Joint Lead Arrangers in their syndication efforts, you agree that you will, and will direct your representatives and advisors to, and will use commercially reasonable efforts to direct the Acquired Business and its representatives and advisors to, (a) prepare and provide all financial and other information as we may reasonably request with respect to you, the Acquired Business, your and their respective subsidiaries and the Transactions, including but not limited to financial projections through fiscal year 2011 (such projections, the “Projections”) relating to the foregoing, (b) use commercially reasonable efforts to ensure that such syndication efforts benefit from existing lending relationships of Sponsor and the Acquired Business and its subsidiaries, (c) make available to prospective Lenders senior management of Holdings and use commercially reasonable efforts to make available (to the extent reasonable and practical) senior management of the Acquired Business and its subsidiaries, (d) host, with the Joint Lead Arrangers, one meeting with prospective Lenders under the Take-Out Facilities, (e) use commercially reasonable efforts to assist the Joint Lead Arrangers in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the syndication of each of the Take-Out Facilities which are customary for syndication of such Facilities (collectively with the Term Sheets, the “Information Materials”), and (f) use commercially reasonable efforts to obtain, at your expense, public ratings of the Take-Out Facilities from Moody’s Investors Service (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”) and to participate in the process of securing such ratings, including having senior management of Holdings and using commercially reasonable efforts to make available (to the extent reasonable and practical) senior management of the Acquired Business meet with such rating agencies.

          The Banks agree to permit entities managed by the Sponsor or funds advised by their affiliated management companies (collectively, the “Sponsor Debt Fund Affiliates”) to provide up to 5% of the aggregate principal amount of the Facilities (the “Debt Fund Commitment Amount”), provided that, on the first business day that potential Lenders may commit to the Facilities, the Sponsor Debt Fund Affiliates irrevocably commit to provide the Debt Fund Commitment Amount. On the date of any payment of any underwriting fee pursuant to the Fee Letter, the Banks agree to pay the Sponsor Debt Fund Affiliates a fee equal to 75% of any underwriting fee described in the Fee Letter in respect of the principal amount of the applicable Facility actually funded by the Sponsor Debt Fund Affiliates and that such fee shall be netted against the purchase price of the applicable Facility paid by the Sponsor Debt Fund Affiliates on the applicable settlement date.
     Information.
          You hereby represent that to the best of your knowledge, (a) all written factual information (other than the Projections and information of a general economic nature) that has been or will be made available to the Banks by you, the Acquired Business (at your request) or any of your representatives in connection with the Transactions (the “Information”), when taken as a whole, is, and in the case of Information made available after the date hereof will be, correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements are made, not materially misleading, and (b) the Projections that have been or will be made available to the Joint Lead Arrangers by you or any of your representatives in connection with the Transactions have been or, in the case of Projections made available after the date hereof, will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made, it being understood that projections are, by their nature, inherently uncertain, should not be viewed as fact and actual results may vary materially from the Projections. You agree to supplement the Information and the Projections from time to time until termination of the Commitments hereunder so that the representations in the preceding sentence remain correct in all material respects. You acknowledge that, subject to the provisions set forth under the headings “Confidentiality” and “Other Services”, the Banks and the Joint Lead Arrangers may share with any of their respective affiliates, and such affiliates may share with the Banks and the Joint Lead Arrangers, any information related to the Acquired Business, or any of its subsidiaries or affiliates (including, without limitation, in each case information relating to creditworthiness) and the Transactions to the extent necessary or advisable to perform the obligations of the Banks and the Joint Lead Arrangers hereunder.
          You further agree that each document to be disseminated by the Joint Lead Arrangers on your behalf to any Lender in connection with the Facilities may be identified by you as either (i) containing non-public Information or (ii) containing solely public Information, and that any Information that is not so identified shall be treated as containing private Information. If requested, you also will assist us in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to you, your affiliates and any of your securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to your or your affiliates’ securities or loans. Before distribution of any Information Materials, you agree to execute and deliver to us (i) a letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that no MNPI is contained therein. You agree that the following documents may be distributed to both Private-Siders and Public-Siders in connection with the initial syndication of the Take-Out Facilities, unless you advise the Banks in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Pri-

vate-Siders: (a) administrative materials prepared by the Banks for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), and (b) notification of changes in any Facility’s terms. You hereby authorize the Banks to distribute drafts of definitive documentation with respect to the Take-Out Facilities to Private-Siders and Public-Siders in connection with the initial syndication of the Take-Out Facilities. If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you. Notwithstanding the foregoing, you shall be under no obligation to mark any Information Materials “PUBLIC”.
     Fees and Expenses.
          As consideration for the Commitments of the Lenders hereunder with respect to the Facilities and the agreement of the Joint Lead Arrangers to structure, arrange and syndicate the Facilities, you agree to pay, or cause to be paid, to the Banks the fees set forth in the Term Sheets and the Fee Letter if any, to the extent payable; provided that (x) the expenses referred to in the Tender Term Sheet otherwise payable (if the Tender Closing Date occurs) can be made on the Tender Facility Expense Reimbursement Date (as defined below) and (y) the expenses referred to in the Take-Out Term Sheets otherwise payable on the Take-Out Closing Date (if the Take-Out Closing Date occurs) can be paid as soon as practicable after the Take-Out Closing Date if it is not practical to pay them on the Take-Out Closing Date. The “Tender Facility Expense Reimbursement Date” shall mean (if the Tender Closing Date occurs) the date that is earlier of the maturity date of the Tender Facility and the Take-Out Closing Date; provided that if the Tender Facility matures on the Take-Out Closing Date, the Tender Facility Expense Reimbursement Date can be the date that the expenses referred to in clause (y) are paid.
          In addition, you hereby agree to cause Borrower to reimburse the Banks and the Joint Lead Arrangers (x) on the Tender Facility Expense Reimbursement Date (if the Tender Closing Date occurs) for all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable legal fees and expenses of the Banks and the Joint Lead Arrangers of not more than one counsel with respect to the Tender Facility plus, if necessary, one local counsel per jurisdiction approved by you), incurred in connection with the syndication and execution of the Tender Facility and the preparation, review, negotiation, execution and delivery of this Commitment Letter, the Term Sheets, the Conditions Annex, the Fee Letter and the Tender Documentation and (y) on or promptly after the Take-Out Closing Date (if the Take-Out Closing Date occurs) for all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable legal fees and expenses of the Banks and the Joint Lead Arrangers of not more than one counsel with respect to the Take-Out Facilities plus, if necessary, one local counsel per jurisdiction approved by you, incurred in connection with the syndication and execution of the Take-Out Facilities and the preparation, review, negotiation, execution and delivery of the First Lien Documentation and the Second Lien Documentation.
     Conditions.
          The commitments of the Banks and obligations of the Joint Lead Arrangers hereunder with respect to each of the Facilities are subject to the conditions set forth in the Term Sheet or the Conditions Annex applicable to such Facility are satisfied or waived.
          Notwithstanding anything in this Commitment Letter, the Term Sheets, the Fee Letter, the definitive documentation for any of the Facilities or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the making of which shall be a condition to availability of the (x) Tender Facility on the Tender Closing Date shall be (A) such of the representations made by the Acquired Business in the Merger Agreement as is material to the interests of the Lenders thereunder, but only to the extent that you have the right to ter minate your obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement and (B) the Specified Representations (as defined below) and (y) Take-Out Facilities on the Take-Out Closing Date shall be (A) such of the representations made by the Acquired Business in the Merger Agreement as is material to the interests of the Lenders thereunder, but only to the extent that you have the right to terminate your obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement and (B) the Specified Representations, (ii) the terms of the definitive documentation for the Facilities shall be in a form such that they do not impair availability of the Facilities on the Tender Closing Date or the Take-Out Closing Date, as the case may be, if the conditions set forth under the heading “Conditions” herein and in the applicable Term Sheets and in the applicable section of Annex IV attached hereto are satisfied and (iii) it is understood that to the extent any guarantee or collateral is not provided on the Tender Closing Date or the Take-Out Closing Date, as the case may be, after your use of commercially reasonable efforts to do so, the delivery of such guarantee and/or collateral shall not constitute a condition precedent to the availability of the Facilities on the Tender Closing Date or the Take-Out Closing Date, as the case may be, but shall be required to be delivered after the Tender Closing Date or the Take-Out Closing Date, as the case may be, pursuant to arrangements to be mutually agreed by the parties hereto acting reasonably. For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Term Sheets relating to corporate power and authority, the enforceability of the Facilities documentation, Federal Reserve margin regulations and the Investment Company Act.
     Clear Market.
          From the date of this Commitment Letter until the earlier of our completion of syndication (as reasonably determined by us and notified in writing to you) of the Facilities and the Take-Out Closing Date, you will ensure that no debt financing (other than the financings contemplated hereby) for Holdings or any of its subsidiaries (and will use commercially reasonable efforts to ensure that no debt financing for the Acquired Business or any of its subsidiaries) is syndicated or placed without the prior written consent of the Joint Lead Arrangers if such financing, syndication or placement would have, in the reasonable judgment of the Joint Lead Arrangers, a materially detrimental effect upon such syndication.
     Indemnity.
          You agree to indemnify and hold harmless the Joint Lead Arrangers, the Banks and each of their respective affiliates and their respective officers, directors, employees, agents, advisors and successors (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Facilities or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by the Acquired Business or any of its affiliates), and to reimburse each such Indemnified Person upon demand for any reasonable out-of-pocket legal or other reasonable out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction (or a settlement tantamount thereto) to have resulted from the willful misconduct, gross negligence or bad faith of such Indemnified Person or any Related Person (as defined below) of such Indemnified Person. For purposes hereof, a “Related Person” of an Indemnified Person means: (i) if the Indemnified Person is any of the Joint Lead Arrangers or any of their respective affiliates, or any of their respective officers, directors, employees and agents, any of the Joint Lead Arrangers and their respective affiliates and their respective officers, directors, employees and agents or (ii) if the Indemnified Person is any Bank or any of its affiliates, or any of their respective officers, directors, employees and agents, any Bank and its affiliates and the their respective officers, directors, employees and agent. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for any damages arising from the unauthorized use by others of information or other materials obtained through electronic or telecommunications information transmission systems and no party hereto nor any Indemnified Party shall be liable for any indirect, special, punitive or consequential damages in connection with its activities related to the Facilities.
     Confidentiality.
          This Commitment Letter is entered into upon the condition that neither the existence of this Commitment Letter, the Term Sheets, the Conditions Annex or the Fee Letter nor any of their contents shall be disclosed by any Bank or either Joint Lead Arranger or any of their respective affiliates, or by you or any of your affiliates, directly or indirectly, to any other person, except that such existence and contents may be disclosed (i) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or the Securities and Exchange Commission, (ii) if such proposed disclosure is consented to by the Commitment Parties (such consent not to be unreasonably withheld), (iii) in the case of the Term Sheets and the Conditions Annex, to any actual or prospective investor solely in connection with their consideration of the Transactions, any of their respective affiliates, and any of the respective directors, officers, employees, affiliates, advisors and agents of any of the foregoing, (iv) to the extent necessary in connection with the exercise of any remedy hereunder and (v) to the Commitment Parties and their respective affiliates’ directors, officers, employees, affiliates, advisors and agents and to your directors, officers, employees, affiliates, advisors and agents, in each case on a confidential and “need-to-know” basis and only in connection with the transactions contemplated hereby, and as reasonably required for the syndication. In addition, this Commitment Letter, the Term Sheets, the Conditions Annex and the Fee Letter (but only with appropriate redactions to the Fee Letter to delete all fee amounts) may be disclosed to the Acquired Business and its directors, officers, employees, affiliates, advisors and agents, in each case on a confidential and “need-to-know” basis and only in connection with the transactions contemplated hereby.
     Other Services.
          You acknowledge that the Banks and their respective affiliates (the term “Banks” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. No Commitment Party will use information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by such Commitment Party of services for other companies, and no Commitment Party will furnish any such information to other companies. You also acknowledge that no Commitment Party has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Borrower or the Sponsor (or any of your or their respective affiliates), confidential information obtained from other companies. You further acknowledge that the Joint Lead Arrangers are full service securities firms and they and each Commitment Party may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of Holdings, Borrower, their affiliates and other companies that may be the subject of the transactions contemplated by this Commitment Letter.
          You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Joint Lead Arrangers is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Joint Lead Arrangers and/or their respective affiliates have advised or are advising you on other matters, (b) the Joint Lead Ar-

rangers, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Joint Lead Arrangers, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter and (d) you have been advised that the Joint Lead Arrangers and their respective affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that the Joint Lead Arrangers have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship in respect hereof.
     Governing Law, Etc.
          This Commitment Letter and the commitment of the Lenders shall not be assignable by any party hereto without the prior written consent of each other party hereto, and any purported assignment without such consent shall be void; provided, however, that you may assign your rights and delegate your obligations hereunder to one or more affiliates of Sponsor controlled by Sponsor and formed for the purpose of effecting the Acquisition, and upon such assignment and delegation, your obligations hereunder shall terminate and the assignee shall be bound hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each Bank, the Joint Lead Arrangers and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic photocopy (i.e., “pdf”) shall be effective as delivery of a manually executed counterpart of this Commitment Letter. Headings are for convenience only. This Commitment Letter is intended to be for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto, the Lenders and, with respect to the indemnification provided under the heading “Indemnity,” each Indemnified Person. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law to the extent that the same are not mandatorily applicable by statute and the application of the laws of another jurisdiction will be required thereby. Any right to trial by jury with respect to any claim or action arising out of this Commitment Letter is hereby waived. To the fullest extent permitted by applicable law, the parties hereto hereby submit to the non-exclusive jurisdiction of the federal and New York State courts located in The City of New York (and appellate courts thereof) in connection with any dispute related to this Commitment Letter or any of the matters contemplated hereby. To the fullest extent permitted by applicable law, the parties hereto irrevocably and unconditionally waive any objection to the laying of such venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction the party subject to such judgment is or may be subject by suit upon judgment.
     Patriot Act.
          We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), the Banks, the Joint Lead Arrangers, and the Lenders are required to obtain, verify and record information that identifies Borrower, which information includes the name, address and tax identification number of Borrower and other information regarding Borrower that will allow the Banks, the Joint Lead Arrangers, or such Lender to identify Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Banks, the Joint Lead Arrangers, and the Lenders.
* * *

          Please indicate your acceptance of the terms hereof and of the Term Sheets, the Conditions Annex and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 5:00 p.m., New York City time, on January 26, 2007. This Commitment Letter and the agreement of each of the Joint Lead Arrangers to provide the services described herein are also conditioned upon your acceptance hereof and of the Fee Letter, and our receipt of executed counterparts hereof and thereof. With respect to (x) the Tender Facility, upon the earliest to occur of (A) the execution and delivery of the Tender Documentation by all of the parties thereto, (B) June 30, 2007, if the Tender Closing Date has not occurred on or prior to such date, (C) the date on which the Tender Offer is abandoned, withdrawn or terminated and (D) the later of the date that is 14 days after the End Date as defined in the Merger Agreement (including any extension pursuant to Section 7.1(b) thereof), but in no event later than October 15, 2007, then the commitment for the Tender Facility pursuant to this Commitment Letter and the agreement of the Joint Lead Arrangers to provide the services described herein with respect to the Tender Facility shall automatically terminate unless the Banks shall, in their discretion, agree to an extension and (y) the Take-Out Facilities, upon the earliest to occur of (A) the termination of the commitment for the Tender Facility pursuant to clause (x)(B) or (x)(C) above, (B) the execution and delivery of the First Lien Documentation and the Second Lien Documentation by all of the parties thereto or (C) the later of the date that is 14 days after the End Date as defined in the Merger Agreement (including any extension pursuant to Section 7.1(b) thereof), but in no event later than October 15, 2007, if the First Lien Documentation and the Second Lien Documentation shall not have been executed and delivered by you, Borrower and/or one or more affiliates of Sponsor controlled by Sponsor and formed for the purpose of effecting the Acquisition prior to that date, then this Commitment Letter and the agreement of the Joint Lead Arrangers to provide the services described herein shall automatically terminate unless the Banks shall, in their discretion, agree to an extension. The compensation, expense reimbursement, confidentiality, indemnification and governing law and forum provisions hereof and in the Term Sheets and the Fee Letter shall survive termination of this Commitment Letter (or any portion hereof) or the commitments of the Lenders hereunder; provided that the terms of the compensation, expense reimbursement and indemnification provisions contained herein shall (x) to the extent relating to the Tender Facility, automatically terminate and be superseded by the definitive documentation for the Tender Facility upon the funding thereunder and (y) to the extent relating to the Take-Out Facilities, automatically terminate and be superseded by the definitive documentation for the Take-Out Facilities upon the initial funding thereunder.
[Signature Page Follows]

          We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours, BANK OF AMERICA, N.A.
By:	/s/ John McCusker
	Name:	John McCusker
	Title:	Managing Director

BANC OF AMERICA SECURITIES LLC
By:	/s/ John McCusker
	Name:	John McCusker
	Title:	Managing Director

MERRILL LYNCH CAPITAL CORPORATION
By:	/s/ Sarang Gadkari
	Name:	Sarang Gadkari
	Title:	Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
By:
	Name:	Sarang Gadkari
	Title:	Vice President

GENERAL ELECTRIC CAPITAL CORPORATION
By:	/s/ Daniel McCready
	Name:	Daniel McCready
	Title:	Managing Director

Accepted and agreed to as of
the date first written above:
CGEA HOLDINGS, INC

By:	/s/ Glenn A. Youngkin Name: Glenn A Youngkin
Title: President

ANNEX I
SUMMARY OF PRINCIPAL TERMS AND CONDITIONS
Tender Facility1

Borrower:	A wholly owned subsidiary of Holdings (“Borrower”) that owns all of the capital stock of the entity that will purchase the Shares in the Tender Offer (“Bidco”).

Holdings:	A wholly-owned subsidiary of Parent and the direct parent of Borrower.

Joint Lead Arrangers:	Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Joint Lead Arrangers”).

Lenders:	A syndicate of banks, financial institutions and other entities, including Banc of America, N.A. (“Bank of America”), Merrill Lynch Capital Corporation and General Electric Capital Corporation (collectively, the “Banks”), arranged by the Joint Lead Arrangers (together with the Banks, the “Lenders”); provided that any such syndication shall comply with the terms and conditions set forth in the Commitment Letter.

Administrative Agent and
Collateral Agent:	Bank of America.

Syndication Agent:	Merrill Lynch Capital Corporation.

Documentation Agent:	General Electric Capital Corporation.

Type and Amount of Facilities:	Tender Facility (the “Tender Facility,” and the loans thereunder, the “Tender Loans”) in an aggregate principal amount of $465.0 million.

Purpose:	Proceeds of the Tender Facility may be used solely (i) to finance the purchase of Shares by Bidco in the Tender Offer, (ii) to finance the payment of consideration in the Short Form Merger, and (iii) to pay related transaction costs, fees and expenses. Amounts borrowed under the Tender Facility that are repaid or prepaid may not be reborrowed. The date of the making of the initial extension of credit under Tender Facility must occur no later than June 30, 2007.

[1]	All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this summary is attached.

Definitive Documentation:	Consistent with documentation for transactions of this type done by major private equity sponsors. The Tender Documentation shall not contain any representation or warranty, affirmative or negative covenant or event of default not set forth in the Commitment Letter or the Annexes thereto, the accuracy, compliance or absence, respectively, of or with which would be a condition to the initial borrowing under the Tender Facility. It is acknowledged and agreed that the Commitment Letter (including the annexes and exhibits hereto) sets forth the material terms of the Tender Documentation.

Maturity Date:	The Tender Facility will mature on the earliest of (a) the Long Form Merger Closing Date and (b) 180 days after the Tender Closing Date (as defined below).

Availability:	The Tender Facility will first be made available to Borrower on the date on which conditions relating thereto set forth in the Commitment Letter, this Term Sheet and Section (A) of Annex IV are met (the “Tender Closing Date”) and subsequently in additional drawings in minimum amounts to be agreed not more than 30 days following the Tender Closing Date.

Interest:	At Borrower’s option, loans will bear interest based on the Base Rate or LIBOR (including with respect to borrowings on the Tender Closing Date), as described below:

A. Base Rate Option

Interest will be at the Base Rate plus the applicable Interest Margin, calculated on the basis of the actual number of days elapsed in a year of 365/66 days and payable quarterly in arrears. The Base Rate is defined as the higher of the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1% and the prime commercial lending rate of the Administrative Agent for the Tender Facility, as established from time to time at its principal U.S. office.

Base Rate borrowings will require one business day’s prior notice and will be in minimum amounts to be agreed upon.

B. LIBOR Option

Interest will be determined for periods (“Interest Periods”) of one, two, three or six months (as selected by Borrower) and will be at an annual rate equal to the London Interbank Offered Rate (“LIBOR”) for the corresponding deposits of U.S. dollars, plus the applicable Interest Margin. LIBOR will be determined by the Administrative Agent at the start of each Interest Period and will be fixed through such period. Interest will be paid at the end of each Interest Period or, in the case of Interest Periods longer than three months, quarterly, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory reserve requirements (if any) consistent with documentation for recent transactions for companies owned by Sponsor.

LIBOR borrowings will require three business days’ prior notice and will be in minimum amounts to be agreed upon.

Default Interest:	Upon the occurrence and during the continuance of a payment default, interest will accrue on any overdue amount of a loan or other overdue amount payable under the Tender Facility at a rate of 2.0% per annum in excess of the rate (including the applicable Interest Margin) otherwise applicable to such loan or other amount and will be payable on demand.

Interest Margins:	The applicable Interest Margin will be the percentages set forth in the following table.

Base Rate	LIBOR
Loans	Loans
2.00%	3.00%

Commitment Fee:	A per annum commitment fee on the undrawn portion of the commitments in respect of the Tender Facility shall accrue from the Tender Closing Date at the rate per annum equal 0.50%; provided that such commitment fee shall only be payable if the commitments for the Tender Facility shall have not been terminated on or prior to the date that is 15 days following the Tender Closing Date.

Optional Prepayments and
Reduction of Commitments:	Loans under the Tender Facility may be prepaid and commitments may be reduced by Borrower, in minimum amounts to be agreed upon, at Borrower’s option at any time without penalty, premium or fees (subject to breakage costs). Amounts prepaid in respect of the Tender Facility may not be reborrowed.

Guarantees:	The Tender Facility will be fully and unconditionally guaranteed (the “Guarantees”) by Holdings and, prior to the consummation of the Short Form Merger, Bidco (the “Guarantors”).

Security:	The Tender Facility and the Guarantees will be secured (on a first priority basis) by a perfected lien on, and pledge of, and security interest in (i) the Shares, (ii) all of the capital stock of Borrower and Bidco (and, upon and after the Short Form Merger, the capital stock of Elk), (iii) the Tender Facility Interest Support and (iv) substantially all other tangible and intangible property and assets of the Borrower, Holdings and, prior to the consummation of the Short Form Merger, Bidco. Holdings, Borrower and, prior to the consummation of the Short Form Merger, Bidco shall not be permitted to acquire or hold material assets other than the Shares.

Conditions to Each Borrowing:	Subject to the second paragraph under “Conditions” in the Commitment Letter, conditions precedent to each borrowing under the Tender Facility will be those set forth under the heading “Conditions” in the Commitment Letter and in Section (A) of Annex IV to the Commitment Letter and the following: (1) the absence of any continuing default or event of default (other than breach of a representation which is not a condition to closing), (2) the accuracy in all material respects of representations and warranties that relate to the due authorization, execution, delivery, legality, validity, binding effect and enforceability of the Tender Documentation, (3) accuracy in all material respects of those representations and warranties set forth in the Merger Agreement (and referred to in the second paragraph under “Conditions” in the Commitment Letter) to the extent that you have the right to terminate your obligations under the Merger Agreement as a result of a breach of such representation or warranty in the Merger Agreement, which shall, on the Tender Closing Date only, constitute representations and warranties under the Tender Facility and (4) delivery of Form U-1 appropriately completed and (5) after giving effect to such borrowing, the amount outstanding under the Tender Facility shall be no more than 50% of the then current market value of the Shares securing the Tender Facility.

Representations and Warranties:	The following representations and warranties will apply, subject to materiality thresholds and exceptions to be agreed and consistent with documentation for recent transactions of this type done by major private equity sponsors, to Holdings, Borrower and, prior to the consummation of the Short Form Merger, Bidco: financial statements (including pro forma financial statements); no material adverse change; corporate existence; compliance with material laws; corporate power and authority; enforceability of the Tender Documentation; no conflict with law or material contractual obligations; no material litigation; no default; ownership of property; absence of liens other than permitted liens; intellectual property; taxes; Federal Reserve regulations; ERISA; Investment Company Act; environmental matters; solvency; accuracy of disclosure; and creation and perfection of security interests.

Reporting Covenants:	Borrower shall be required to give notice of default and material litigation and such other information that the Lenders may reasonably request regarding its ownership of the Shares and progress of the Tender Offer.

Affirmative Covenants:	The following affirmative covenants will apply, subject to materiality thresholds and consistent with transactions of this type done by major private equity sponsors, to Holdings, Borrower and, prior to the consummation of the Short Form Merger, Bidco: delivery of financial and other information (certified quarterly (for the first three quarters of the fiscal year)) and audited annual financial statements of Elk (when made available to Borrower), notices of defaults, litigation and other material events and budgets; payment of taxes and other material obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with applicable laws and regulations (including, without limitation, environmental matters, taxation and ERISA); maintenance of property and insurance; maintenance of books and records; right to inspect property and books and records; and further assurances with respect to security interests in after-acquired property.

Negative Covenants:	Holdings, the Borrower and, prior to the consummation of the Short Form Merger, Bidco shall not be permitted to engage in any other activities, own any assets or incur any liabilities other than (a) Bidco owning and purchasing the Shares in the Tender Offer and the exercise of the “top-up” option under the Merger Agreement and the incurrence of subordinated debt in connection therewith and activities incidental thereto, (b) their obligations under the Merger Agreement, the agreement and plan of merger among Parent, Hood Companies, Inc., Atlas Roofing Corporation and Atlas Roofing LLC and dated December 18, 2006 as amended through the date hereof, the Commitment Letter and the Fee Letter, (c) actions incidental to the consummation of the Transactions and (d) activities incidental to their maintenance and continuance and to the foregoing activities. In addition, the operations of Elk and its subsidiaries on and after the Tender Closing Date shall be subject to restrictions reasonably agreed to by the Borrower and the Joint Lead Arrangers, but in no event shall such restrictions be more onerous than those under Elk’s credit agreement as in effect on the date of the Commitment Letter.

Events of Default:	Modification or waiver of the Merger Agreement in a manner that is materially adverse to Lenders prior to final consummation thereof, nonpayment, breach of representations and covenants, cross defaults, loss of significant lien on collateral, invalidity of significant guarantees, bankruptcy and insolvency events, ERISA events, judgments and change of control (to be defined), in each case subject to grace periods, materiality thresholds and exceptions to be agreed and consistent with documentation for recent transactions of this type done by major private equity sponsors.

Assignments and Participations:	Each Lender may assign all or, subject to minimum amounts to be agreed, a portion of its loans and commitments under one or more of the Tender Facility (other than to certain persons designated in writing by Borrower on or prior to the Tender Closing Date). Assignments will require the consent of the Administra-

tive Agent and Borrower, which consents shall not be unreasonably withheld; provided that (i) no consents shall be required for an assignment to an existing Lender or an affiliate of an existing Lender and (ii) no consent of Borrower shall be required during the continuance of a payment or bankruptcy event of default. In addition, each Lender may sell participations in all or a portion of its loans under the Tender Facility (other than to certain persons designated in writing by Borrower on or prior to the Tender Closing Date); provided that no purchaser of a participation shall have (a) the right to exercise or to cause the selling Lender to exercise voting rights in respect of the Tender Facility (except as to certain customary issues) or (b) the right to yield protection in an amount exceeding that available to the relevant Lender.

Expenses and Indemnification:	All reasonable and documented out-of-pocket expenses (including but not limited to reasonable legal fees and expenses of not more than one counsel plus, if necessary, one local counsel per jurisdiction approved by Borrower) and expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses) of the Banks, the Joint Lead Arrangers, the Administrative Agent and the Collateral Agent associated with the syndication of the Tender Facility and with the preparation, execution and delivery, administration, amendment, waiver or modification (including proposed amendments, waivers or modifications) of the documentation contemplated hereby are to be paid by Borrower on and after the Tender Facility Expense Reimbursement Date (if the Tender Closing Date occurs). In addition, all reasonable and documented out-of-pocket expenses (including but not limited to reasonable legal fees and expenses of not more than one counsel plus, if necessary, one local counsel per jurisdiction approved by Borrower) of the Lenders and the Administrative Agent for workout proceedings and enforcement costs associated with the Tender Facility are to be paid by Borrower.

Borrower will indemnify the Lenders, the Joint Lead Arrangers, the Administrative Agent and the Collateral Agent and their respective affiliates, and hold them harmless from and against all reasonable and documented out-of-pocket costs, expenses (including but not limited to reasonable legal fees and expenses of not more than one counsel plus, if necessary, one local counsel per jurisdiction approved by Borrower) and liabilities arising out of or relating to the transactions contemplated hereby and any actual or proposed use of the proceeds of any loans made under the Tender Facility; provided, however, that no such person will be indemnified for costs, expenses or liabilities to the extent determined by a final judgment of a court of competent jurisdiction (or a settlement tantamount to such a judgment) to have been incurred (i) by reason of the bad faith, gross negligence or willful misconduct of such person or any person affiliated therewith, (ii)

by breach by such person or a related party of such person of the definitive documentation with respect to the Tender Facility or (iii) any claims of an Indemnified Person against any other Indemnified Person.

Yield Protection, Taxes
and Other Deductions:	The Tender Documentation will contain yield protection provisions, customary for facilities of this nature and consistent with documentation for transactions for companies owned by Sponsor, protecting the Lenders in the event of unavailability of LIBOR, breakage losses, reserve and capital adequacy requirements.

All payments are to be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of the Lender’s applicable lending office). The Lenders will use reasonable efforts to minimize to the extent possible any applicable taxes and Borrower will indemnify the Lenders and the Administrative Agent for such taxes paid by the Lenders or the Administrative Agent.

Requisite Lenders:	Lenders holding at least a majority of total loans and commitments under the Tender Facility, with certain amendments requiring the consent of Lenders holding a greater percentage (or each Lender affected) of the total loans and commitments under the Tender Facility (subject to a “yank-a-bank” provision), it being understood that amendments to financial definitions will require the consent of Lenders holding no more than a majority of total loans and commitments.

The consent of each Lender directly and adversely affected thereby will be required with respect to (a) reductions in the amount or extensions of the scheduled date of final maturity of any loan or reductions or extensions of any amortization payment, (b) reductions in the rate of interest or any fee or extensions of any due date thereof, (c) modifications to any of the voting percentages and (d) increases in the amount or extensions of the expiry date of any Lender’s commitment and (ii) the consent of 100% of the Lenders will be required with respect to releases of all or substantially all of the collateral or all or substantially all of the guarantees other than in accordance with the provisions of the definitive documentation with respect to the Tender Facility.

Governing Law and Forum:	The laws of the State of New York. Each party to the Tender Documentation will waive the right to trial by jury and will consent to jurisdiction of the state and federal courts located in The City of New York.

ANNEX II
SUMMARY OF PRINCIPAL TERMS AND CONDITIONS
First Lien Bank Facilities2

Borrower:	A wholly owned subsidiary of Holdings that will, immediately following the Take-Out Closing Date, merge with and into Elk.

Holdings:	A wholly-owned subsidiary of Parent and the direct parent of Borrower.

Joint Lead Arrangers:	Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Joint Lead Arrangers”).

Lenders:	A syndicate of banks, financial institutions and other entities, including Bank of America, N.A., Merrill Lynch Capital Corporation and General Electric Capital Corporation (collectively, the “Banks”), arranged by the Joint Lead Arrangers (together with the Banks, the “Lenders”); provided that any such syndication shall comply with the terms and conditions set forth in the Commitment Letter.

Administrative Agent, Collateral Agent, Issuing Bank and Swing Line Lender:	Bank of America, N.A.

Syndication Agent:	Merrill Lynch Capital Corporation.

Documentation Agent:	General Electric Capital Corporation.

Type and Amount of Facilities:	First Lien Term Loan Facility:

First Lien Term Loan Facility (the “First Lien Term Loan Facility,” and the loans thereunder, the “First Lien Term Loans”) in an aggregate principal amount of $450.0 million.

Revolving Credit Facility:
A revolving credit facility (the “Revolving Credit Facility,” and the loans thereunder, the “Revolving Credit Loans”) in an aggregate principal amount of $100.0 million. The First Lien Term Loan Facility and the Revolving Credit Facility are herein referred to collectively as the “First Lien Bank Facilities.”

[2]	All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this summary is attached.

Incremental Facility:
Borrower shall be entitled (i) to incur additional term loans under the First Lien Term Loan Facility or under a new first lien term loan facility to be included in the First Lien Bank Facilities (the “Additional First Lien Term Loans”) or (ii) to obtain additional revolving credit commitments under the Revolving Credit Facility or under a new revolving credit facility to be included in the First Lien Bank Facilities (the “Additional Revolving Commitments” and together with the Additional First Lien Term Loans, the “Additional Facility Increase”), in an aggregate principal amount of (when taken together with the Additional Second Lien Term Loans) up to $80.0 million and to have the same guarantees as, and be secured on a pari passu basis by the same collateral securing, the First Lien Bank Facilities; provided that (i) no event of default or default exists or would exist after giving effect thereto, (ii) the maturity date of the Additional First Lien Term Loans shall be no earlier than the maturity date of the First Lien Term Loan Facility and the maturity date of the Additional Revolving Commitments shall be no earlier than the maturity date of the Revolving Credit Facility, (iii) the average life to maturity of the Additional First Lien Term Loans shall be no shorter than the remaining average life to maturity of the First Lien Term Loan Facility and (iv) the other terms and documentation in the respect thereof, to the extent not consistent with the First Lien Bank Facilities, shall otherwise be reasonably satisfactory to the Joint Lead Arrangers.

Purpose:	Proceeds of the First Lien Term Loan Facility and up to an amount to be agreed of the Revolving Credit Facility may be used on the Take-Out Closing Date to pay the consideration in the Long Form Merger, refinance the Tender Facility, redeem or repay the Interim Equity Financing, effect the Refinancing and pay fees, commissions and expenses in connection therewith and the Tender Offer Facility. Following the Take-Out Closing Date, the Revolving Credit Facility will be used by Borrower and its subsidiaries for capital expenditures, acquisitions, investments, working capital and general corporate purposes.

Take-Out Closing Date:	The date of funding of the First Lien Bank Facilities.

Definitive Documentation:
Consistent with recent transactions for companies owned by Sponsor; provided that Adjusted EBITDA and Consolidated Net Income shall be defined as set forth on Annex IV to this Commitment Letter. The First Lien Documentation shall not contain any representation or warranty, affirmative or negative covenant or event of default not set forth in the Commitment Letter or the Annexes thereto, the accuracy, compliance or absence, respectively, of or with which would be a condition to the initial borrowing under the First Lien Bank Facilities. It is acknowledged and agreed that the Commitment Letter (including the annexes and exhibits hereto) sets forth the material terms of the First Lien Documentation.

Maturity Dates:	First Lien Term Loan Facility: Seven years from the Take-Out Closing Date.

Revolving Credit Facility: Six years from the Take-Out Closing Date.

Availability:	First Lien Term Loan Facility: A single drawing may be made on the Take-Out Closing Date of the full amount of the First Lien Term Facility.

Revolving Credit Facility: Borrowings may be made at any time from and after the Take-Out Closing Date to but excluding the business day preceding the maturity date of the Revolving Credit Facility.

Letters of Credit:	Up to an agreed amount of the Revolving Credit Facility will be available for letters of credit, on customary terms and conditions to be set forth in the First Lien Documentation.

Each letter of credit shall expire not later than the earlier of (a) one year after its date of issuance unless otherwise agreed by the issuing bank thereof and the Administrative Agent and (b) the third day prior to the maturity date of the Revolving Credit Facility; provided that any letter of credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above without the consent of the Issuing Bank).

Swing Line Facility:	Up to an agreed amount of the Revolving Credit Facility will be available for swingline loans on same day notice and on terms and conditions to be set forth in the First Lien Documentation.

Amortization:	First Lien Term Loan Facility: The First Lien Term Loan Facility will amortize in equal quarterly installments in an amount equal to 1% per annum with the balance due at maturity.

Revolving Credit Facility:	None.

Interest:	At Borrower’s option, loans will bear interest based on the Base Rate or LIBOR (including with respect to borrowings on the Take-Out Closing Date), as described below:

A. Base Rate Option
Interest will be at the Base Rate plus the applicable Interest Margin, calculated on the basis of the actual number of days elapsed in a year of 365/66 days and payable quarterly in arrears. The Base Rate is defined as the higher of the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1% and the prime commercial lending rate of the Administrative Agent for the First Lien Bank Facilities, as established from time to time at its principal U.S. office.

Base Rate borrowings will require one business day’s prior notice and will be in minimum amounts to be agreed upon.

B. LIBOR Option

Interest will be determined for periods (“Interest Periods”) of one, two, three or six or, if available to all relevant Lenders, nine or twelve months (as selected by Borrower) and will be at an annual rate equal to the London Interbank Offered Rate (“LIBOR”) for the corresponding deposits of U.S. dollars, plus the applicable Interest Margin. LIBOR will be determined by the Administrative Agent at the start of each Interest Period and will be fixed through such period. Interest will be paid at the end of each Interest Period or, in the case of Interest Periods longer than three months, quarterly, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory reserve requirements (if any) consistent with documentation for recent transactions for companies owned by Sponsor.

LIBOR borrowings will require three business days’ prior notice and will be in minimum amounts to be agreed upon.

Default Interest:	Upon the occurrence and during the continuance of a payment default, interest will accrue on any overdue amount of a loan or other overdue amount payable under the First Lien Bank Facilities at a rate of 2.0% per annum in excess of the rate (including the applicable Interest Margin) otherwise applicable to such loan or other amount and will be payable on demand.

Interest Margins:	The applicable Interest Margin will be the percentages set forth in the following table; provided that after the date on which Borrower shall have delivered financial statements for the first full fiscal quarter ending after the Take-Out Closing Date, the Interest Margin with respect to the Revolving Credit Facility will be reduced based on a grid to be agreed.

	Base Rate	LIBOR
	Loans	Loans
First Lien Term Loan Facility	1.25%	2.25%

Revolving Credit Facility	1.25%	2.25%

Commitment Fee:	A Commitment Fee shall accrue on the unused amounts of the commitments under the Revolving Credit Facility. Such Commitment Fee will initially be 0.50% per annum and after delivery of financial statements for the first full fiscal quarter ending after the Take-Out Closing Date will be reduced based on the following grid:

Commitment Fee Margin for
Leverage Ratio	Revolving Commitments
≥ 4.50:1.00	0.500%
< 4.50:1.00 and ≥ 3.00:1.00	0.375%
< 3.00:1.00	0.250%

Accrued Commitment Fees will be payable quarterly in arrears (calculated on a 365/66-day basis) for the account of the Lenders from the Take-Out Closing Date.

Letter of Credit Fees:	Borrower will pay (i) the Issuing Bank a fronting fee equal to 0.125% per annum and (ii) the Lenders under the Revolving Credit Facility letter of credit participation fees equal to the Applicable Margin for LIBOR Loans under the Revolving Credit Facility minus the fronting fee referred to in clause (i), in each case, on the undrawn amount of all outstanding letters of credit. In addition, Borrower will pay the Issuing Bank customary issuance fees.

Mandatory Prepayments:	An amount equal to (a) 100% of the net cash proceeds received from specified sales or other dispositions of all or any part of the assets of Borrower or any of its restricted subsidiaries after the Take-Out Closing Date other than in the ordinary course and other than amounts reinvested in Borrower’s business within one year of the sale or other disposition (provided that if such amounts are committed to be reinvested within one year of the sale or other disposition, such reinvestment period shall be extended by up to one additional year) and subject to other exceptions to be agreed and consistent with recent transactions for companies owned by Sponsor (including sales or other dispositions generating net cash proceeds not to exceed an amount to be agreed in any fiscal year), (b) 100% of the net cash proceeds received by Borrower or any of its restricted subsidiaries from the issuance of debt after the Take-Out Closing Date, other than debt permitted by the First Lien Documentation, and (c) beginning with the first full fiscal year of Borrower after the Take-Out Closing Date, 50% of excess cash flow of Borrower and its restricted subsidiaries (to be defined in a manner consistent with documentation for recent transactions for companies owned by Sponsor, but in any event to include deductions, without duplication among periods, for operating cash used to finance acquisitions and certain investments in amounts to be agreed and capital expenditures or then committed to be used to finance acquisitions, investments and capital expenditures for which a binding agreement then exists, subject to limitations to be agreed), with step-downs to (i) 25% if Borrower’s Total Leverage Ratio (as defined in Annex IV attached to the Commitment Letter) does not exceed 4.75:1.00 and (ii) 0% if Borrower’s Total Leverage Ratio is less than 4.00:1.00; provided that any voluntary prepayments of the First Lien Term Loans and mandatory prepayments of loans under the Revolving Credit Facility to the extent accompanied by permanent reductions of the commitments thereunder, other than prepayments funded with the proceeds of certain indebtedness, shall be credited against excess cash flow prepayment obligations on a dollar-for-dollar basis.

There will be no prepayment penalties (except LIBOR breakage costs) for mandatory prepayments.

Optional Prepayments:	Permitted in whole or in part, with one business day’s prior notice in the case of Base Rate Loans and three business day’s prior notice in the case of LIBOR Loans, but without premium or penalty (except LIBOR breakage costs in the case of a prepayment other than on the last day of the relevant interest period) and including accrued and unpaid interest, subject to limitations as to minimum amounts of prepayments.

Application of Prepayments:	Mandatory prepayments may be waived by a Lender and, upon such waiver, the amount of such waived prepayment (“Declined Amounts”) may be retained by the Borrower or applied to the Second Lien Term Loan Facility. Mandatory prepayments not waived by a Lender will otherwise be applied to prepay the First Lien Term Loans only. Prepayments shall be applied in the manner directed by Borrower.

Guarantees:	The First Lien Bank Facilities will be fully and unconditionally guaranteed on a joint and several basis by Holdings and all of the existing and future direct and indirect material wholly-owned domestic subsidiaries of Borrower, subject to exceptions to be agreed (collectively, the “Guarantors”). Certain subsidiaries may be designated and treated as “Unrestricted” on terms consistent with documentation for recent transactions for companies owned by Sponsor.

Security:	The First Lien Bank Facilities and any hedging obligations and, at the Borrower’s option, cash management arrangements to which a Lender or an affiliate of a Lender is a counterparty will be secured by perfected first priority pledges of all of the equity interests of Borrower and each of Borrower’s direct and indirect material domestic subsidiaries and of 65% of the equity interests of Borrower’s direct and indirect “first-tier” material foreign subsidiaries, and perfected first priority security interests in and mortgages on all owned material tangible and intangible assets

(including, without limitation, accounts receivable, inventory, equipment (excluding vehicles), general intangibles, intercompany promissory notes, insurance policies, investment property, U.S. intellectual property and material owned real property, proceeds of the foregoing (but excluding cash and deposit accounts and leasehold interests and other exceptions to be agreed) of Borrower and the Guarantors, wherever located, now or hereafter owned, except, in the case of any foreign subsidiary, to the extent such pledge or security interest would be prohibited by applicable law or would result in materially adverse tax consequences, and except to the extent the cost of obtaining such pledge or security interest is excessive in relation to the benefit thereof, and subject to other exceptions consistent with transactions for companies owned by Sponsor (collectively, the “Collateral”); provided, however, that if the perfection of the Administrative Agent’s security interest in respect of any Collateral may not be accomplished prior to the Take-Out Closing Date without undue burden or expense, then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to the initial borrowings under the First Lien Bank Facilities if Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be required to perfect such security interests, within a period after the Take-Out Closing Date reasonably acceptable to the Administrative Agent; provided further that no control agreements over deposit or securities accounts shall be required in connection with the perfection of the Administrative Agent’s security interest in respect of the Collateral.

Intercreditor Arrangements:	An intercreditor agreement shall document the second lien status (on a “silent” basis to the extent consistent with recent Sponsor precedent) of the collateral package for the Second Lien Term Loan Facility, which shall provide, among other things to be determined by the Administrative Agent in respect of the First Lien Bank Facilities and reasonably satisfactory to Borrower, that (a) the Lenders under the First Lien Bank Facilities and any other holders of a first lien on the Collateral (the “Senior Lienholders”) will have a block (for Events of Default other than payment defaults of no less than 180 days and for payment defaults, in each case subject to reinstatement) on the ability of Lenders under the Second Lien Term Loan Facility (the “Second Lien Lenders”) to exercise their remedies with respect to collateral, (b) the Second Lien Lenders will not object to the value of the Senior Lienholders’ claims or plan of reorganization, or receive any proceeds in a reorganization until the Senior Lienholders are repaid in cash in full, (c) the Second Lien Lenders will not object to a “debtor-in-possession” financing of up to an amount to be agreed and (d) the Second Lien Lenders will not object to the Senior Lienholders’ adequate protection.

Conditions to Initial Borrowings:	Subject to the second paragraph under “Conditions” in the Commitment Letter, conditions precedent to initial borrowings under the First Lien Bank Facilities will be those set forth under the heading “Conditions” in the Commitment Letter and in Section B of Annex IV to the Commitment Letter and the following: (1) the absence of any continuing default or event of default (other than breach of a representation which is not a condition to closing), (2) the accuracy in all material respects of representations and warranties that relate to the due authorization, execution, delivery, legality, validity, binding effect and enforceability of the First Lien Documentation and (3) accuracy in all material respects of those representations and warranties set forth in the Merger Agreement (and referred to in the second paragraph under “Conditions” in the Commitment Letter) to the extent that you have the right to terminate your obligations under the Merger Agreement as a result of a breach of such representation or warranty in the Merger Agreement, which shall, on the Take-Out Closing Date only, constitute representations and warranties under the First Lien Bank Facilities.
Conditions to Each Borrowing
(other than the Initial Borrowings):
Conditions precedent to each other borrowing or issuance under the First Lien Bank Facilities will be the following: (1) the absence of any continuing default or event of default and (2) the accuracy of all representations and warranties in all material respects.

Representations and Warranties:	The following representations and warranties will apply, subject to materiality thresholds and exceptions to be agreed and consistent with documentation for recent transactions for companies owned by Sponsor, to Borrower and its subsidiaries (other than, with respect to certain representations and warranties to be agreed, immaterial subsidiaries): financial statements (including pro forma financial statements); no material adverse change; corporate existence; compliance with material laws; corporate power and authority; enforceability of the First Lien Documentation; no conflict with law or material contractual obligations; no material litigation; no default; ownership of property; absence of liens other than permitted liens; intellectual property; taxes; Federal Reserve regulations; ERISA; Investment Company Act; environmental matters; solvency; accuracy of disclosure; and creation and perfection of security interests.

Affirmative Covenants:	The following affirmative covenants will apply, subject to materiality thresholds and exceptions to be agreed reflecting the Acquisition and any other permitted acquisitions and related financings and with such other modifications as may be reasonably necessary to receive operational synergies and consistent with documentation for recent transactions for companies owned by Sponsor, to Borrower and its restricted subsidiaries (other than, with respect to certain affirmative covenants to be agreed, imma-

aterial subsidiaries): delivery of financial and other information: certified quarterly (for the first three quarters of the fiscal year) and audited annual financial statements, notices of defaults, litigation and other material events and budgets; payment of taxes and other material obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with applicable laws and regulations (including, without limitation, environmental matters, taxation and ERISA); maintenance of property and insurance; maintenance of books and records; right to inspect property and books and records; and further assurances with respect to security interests in after-acquired property.

Negative Covenants:	The following negative covenants will apply, subject to materiality thresholds and exceptions to be agreed reflecting the Acquisition and other permitted acquisitions and related financings and consistent with documentation for recent transactions for companies owned by Sponsor, to Borrower and its restricted subsidiaries (other than, with respect to certain negative covenants to be agreed, immaterial subsidiaries):

	1.	Limitation on asset sales and changes of business and ownership.

	2.	Limitation on mergers and acquisitions (other than (x) acquisitions from the proceeds of equity issuances and excess cash flow not required to be used to prepay the First Lien Term Loans and (y) acquisitions as long as (A) no default exists, (B) the Borrower would be in pro forma compliance with the financial covenants after giving effect thereto and (C) any acquired domestic company and its domestic subsidiaries will become Guarantors of the First Lien Bank Facilities to the extent contemplated under “Guarantees” (with limitations on acquisitions of foreign subsidiaries to be agreed)).

	3.	Limitations on dividends and stock repurchases and redemptions (with permitted dividends to be agreed, including from the proceeds of equity issuances and, at leverage ratios to be agreed, excess cash flow not required to be used to prepay the First Lien Term Loans).

	4.	Limitation on indebtedness (including guarantees and other contingent obligations and other than (i) the incurrence of subordinated indebtedness so long as, on a pro forma basis for such incurrence, Borrower’s Total Leverage Ratio (as defined in Annex V attached to the Commitment Letter) does not exceed 6.25:1.00 and (ii) the incurrence of other indebtedness so long as, on a pro forma basis for such incurrence, Borrower’s Total Lev-

erage Ratio (as defined in Annex V attached to the Commitment Letter) does not exceed 4.00:1.00).

	5.	Limitation on investments (with permitted investments to be agreed and other than investments from the proceeds of equity issuances and excess cash flow not required to be used to prepay the First Lien Term Loans).

	6.	Limitation on liens and further negative pledges.

	7.	Limitation on transactions with affiliates.

	8.	Limitation on hedging agreements.

	9.	Prohibition on amendments or prepayments of subordinated indebtedness or indebtedness under the Second Lien Term Loan Facility (other than prepayments of subordinated indebtedness or indebtedness under the Second Lien Term Loan Facility at a leverage level to be agreed from the proceeds of equity issuances and excess cash flow not required to be used to prepay the First Lien Term Loans).

	10.	No modification or waiver of material documents (defined as charter documents of Borrower and its restricted subsidiaries and all documents relating to the Second Lien Term Loan Facility and the Equity Financing) in any manner materially adverse to the Lenders without the consent of the Requisite Lenders.

	11.	No change to fiscal year (other than to a December 31 fiscal year end).

Financial Covenants:	Financial covenants will apply to Borrower and its consolidated subsidiaries beginning with the fiscal quarter beginning October 1, 2007 and will be:

	1.	Maximum Senior Secured Leverage Ratio (as defined in Annex V) with appropriate covenant levels to be agreed and annual step-downs

	2.	Minimum consolidated net cash interest coverage ratio (defined in a manner consistent with documentation for recent transactions for companies owned by Sponsor) with appropriate covenant levels to be agreed and annual step-downs

Covenants are to be set at no greater than 65% of the agreed-upon plan for the first two fiscal quarters for which the financial covenants are tested and not greater than 70% thereafter (it being understood that the plan most recently provided to the Joint Lead

Arrangers prior to the date of execution of the Commitment Letter shall be deemed to be acceptable).

For purposes of determining compliance with the financial covenants, any investment (which investment shall be equity other than “Disqualified Stock” (as defined in the First Lien Documentation)) made to Borrower by Holdings after the Take-Out Closing Date and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for a fiscal quarter will, at the request of Borrower, be included in the calculation of Adjusted EBITDA for the purposes of determining compliance with financial covenants at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of Adjusted EBITDA, a “Specified Equity Contribution”); provided that (a) in each four fiscal quarter period there shall be a period of at least one fiscal quarter in which no Specified Equity Contribution is made and (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the financial covenants.

Activities of Holdings:	Holdings will not engage at any time in any business or business activity other than (a) financing activities, (b) ownership and acquisition of equity interests in Borrower, together with activities directly related thereto, (c) performance of its obligations in connection with the Merger Agreement and the other agreements contemplated thereby and hereby, (d) actions incidental to the consummation of the Transactions, and (e) activities incidental to its maintenance and continuance and to the foregoing activities, subject, in each case, to exceptions consistent with documentation for recent transactions for companies owned by Sponsor.

Events of Default:	Nonpayment, breach of representations and covenants, cross defaults, loss of significant lien on collateral, invalidity of significant guarantees, bankruptcy and insolvency events, ERISA events, judgments and change of control (to be defined), in each case subject to grace periods, materiality thresholds and exceptions to be agreed and consistent with documentation for recent transactions for companies owned by Sponsor.

Assignments and Participations:	Each Lender may assign all or, subject to minimum amounts to be agreed, a portion of its loans and commitments under one or more of the First Lien Bank Facilities (other than to certain persons designated in writing by Borrower on or prior to the Take-Out Closing Date). Assignments will require the consent of the Administrative Agent, the Issuing Bank (with respect to Revolving Credit Facility loans and commitments) and Borrower, which consents shall not be unreasonably withheld; provided that (i) no consents (except from the Issuing Bank (with respect to Revolving Credit Facility loans and commitments)) shall be required for an assignment to an existing Lender or an affiliate of an existing Lender and (ii) no consent of Borrower shall be required during the continuance of a payment or bankruptcy event of default. In addition, each Lender may sell participations in all or a portion of its loans and commitments under one or more of the First Lien Bank Facilities (other than to certain persons designated in writing by Borrower on or prior to the Take-Out Closing Date); provided that no purchaser of a participation shall have (a) the right to exercise or to cause the selling Lender to exercise voting rights in respect of the First Lien Bank Facilities (except as to certain customary issues) or (b) the right to yield protection in an amount exceeding that available to the relevant Lender.

Expenses and Indemnification:	All reasonable and documented out-of-pocket expenses (including but not limited to reasonable legal fees and expenses of not more than one counsel plus, if necessary, one local counsel per jurisdiction approved by Borrower) and expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses) of the Banks, the Joint Lead Arrangers, the Administrative Agent and the Collateral Agent associated with the syndication of the First Lien Bank Facilities and with the preparation, execution and delivery, administration, amendment, waiver or modification (including proposed amendments, waivers or modifications) of the documentation contemplated hereby are to be paid by Borrower on and after the Take-Out Closing Date, if it occurs. In addition, all reasonable and documented out-of-pocket expenses (including but not limited to reasonable legal fees and expenses of not more than one counsel plus, if necessary, one local counsel per jurisdiction approved by Borrower) of the Lenders and the Administrative Agent for workout proceedings and enforcement costs associated with the First Lien Bank Facilities are to be paid by Borrower.

Borrower will indemnify the Lenders, the Joint Lead Arrangers, the Administrative Agent and the Collateral Agent and their respective affiliates, and hold them harmless from and against all reasonable and documented out-of-pocket costs, expenses (including but not limited to reasonable legal fees and expenses of not more than one counsel plus, if necessary, one local counsel per jurisdiction approved by Borrower) and liabilities arising out of or relating to the transactions contemplated hereby and any actual or proposed use of the proceeds of any loans made under the First Lien Bank Facilities; provided, however, that no such person will be indemnified for costs, expenses or liabilities to the extent determined by a final judgment of a court of competent jurisdiction (or a settlement tantamount to such a judgment) to have been incurred (i) by reason of the bad faith, gross negligence or willful misconduct of such person or any person affiliated therewith, (ii) by breach by such person or a related party of such person of the definitive documentation with respect to the

First Lien Bank Facilities or (iii) any claims of an Indemnified Person against any other Indemnified Person.

Yield Protection, Taxes
and Other Deductions:	The First Lien Documentation will contain yield protection provisions, customary for facilities of this nature and consistent with documentation for transactions for companies owned by Sponsor, protecting the Lenders in the event of unavailability of LIBOR, breakage losses, reserve and capital adequacy requirements.

All payments are to be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of the Lender’s applicable lending office). The Lenders will use reasonable efforts to minimize to the extent possible any applicable taxes and Borrower will indemnify the Lenders and the Administrative Agent for such taxes paid by the Lenders or the Administrative Agent.

Requisite Lenders:	Lenders holding at least a majority of total loans and commitments under the First Lien Bank Facilities, with certain amendments requiring the consent of Lenders holding a greater percentage (or each Lender affected) of the total loans and commitments under the First Lien Bank Facilities (subject to a “yank-a-bank” provision), it being understood that amendments to financial definitions will require the consent of Lenders holding no more than a majority of total loans and commitments.

The consent of each First Lien Lender directly and adversely affected thereby will be required with respect to (a) reductions in the amount or extensions of the scheduled date of final maturity of any loan or reductions or extensions of any amortization payment, (b) reductions in the rate of interest or any fee or extensions of any due date thereof, (c) modifications to any of the voting percentages and (d) increases in the amount or extensions of the expiry date of any First Lien Lender’s commitment and (ii) the consent of 100% of the First Lien Lenders will be required with respect to releases of all or substantially all of the collateral or all or substantially all of the guarantees other than in accordance with the provisions of the definitive documentation with respect to the First Lien Bank Facilities.

Governing Law and Forum:	The laws of the State of New York. Each party to the First Lien Documentation will waive the right to trial by jury and will consent to jurisdiction of the state and federal courts located in The City of New York.

ANNEX III
SUMMARY OF PRINCIPAL TERMS AND CONDITIONS
Second Lien Term Loan Facility3

Borrower:	A wholly owned subsidiary of Holdings that will, immediately following the Take-Out Closing Date, merge with and into Elk.

Holdings:	A wholly-owned subsidiary of Parent and the direct parent of Borrower.

Joint Lead Arrangers:	Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Joint Lead Arrangers”).

Lenders:	A syndicate of banks, financial institutions and other entities, including Bank of America, N.A., Merrill Lynch Capital Corporation and General Electric Capital Corporation (collectively, the “Banks”), arranged by the Joint Lead Arrangers (together with the Banks, the “Lenders”); provided that any such syndication shall comply with the terms and conditions set forth in the Commitment Letter.

Administrative Agent
and Collateral Agent:	Bank of America, N.A.

Syndication Agent:	Merrill Lynch Capital Corporation.

Documentation Agent:	General Electric Capital Corporation.

Type and Amount of Facilities:	Second Lien Term Loan Facility

Second Lien Term Loan Facility (the “Second Lien Term Loan Facility,” and the loans thereunder, the “Second Lien Term Loans”) in an aggregate principal amount of $200.0 million.

Incremental Facility:

Borrower shall be entitled to incur additional term loans under the Second Lien Term Loan Facility or under a new second lien term loan facility to be included in the Second Lien Term Loan Facility (the “Additional Second Lien Term Loans”) in an aggregate principal amount of (when taken together with any Additional Facility Increase) up to $80.0 million and to have the same

[3]	All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this summary is attached.

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guarantees as, and be secured on a pari passu basis by the same collateral securing, the Second Lien Term Loan Facility; provided that (i) no event of default or default exists or would exist after giving effect thereto, (ii) the maturity date of the Additional Second Lien Term Loans shall be no earlier than the maturity date of the Second Lien Term Loan Facility, (iii) the average life to maturity of the Additional Second Lien Term Loans shall be no shorter than the remaining average life to maturity of the Second Lien Term Loan Facility and (iv) the other terms and documentation in the respect thereof, to the extent not consistent with the Second Lien Term Loan Facility, shall otherwise be reasonably satisfactory to the Joint Lead Arrangers.

Purpose:	Proceeds of the Second Lien Term Loan Facility may be used on the Take-Out Closing Date to pay consideration in the Long Form Merger, to refinance the Tender Facility, redeem or repay the Interim Equity Financing, to effect the Refinancing and pay fees, commissions and expenses in connection with the foregoing and the Tender Offer Facility.

Take-Out Closing Date:	The date of funding of the Second Lien Term Loan Facility.

Definitive Documentation:	Consistent with recent transactions for companies owned by Sponsor. The Second Lien Documentation shall not contain any representation or warranty, affirmative or negative covenant or event of default not set forth in the Commitment Letter or the Annexes thereto, the accuracy, compliance or absence, respectively, of or with which would be a condition to the borrowing under the Second Lien Term Loan Facility. It is acknowledged and agreed that the Commitment Letter (including the annexes and exhibits hereto) sets forth the material terms of the Second Lien Documentation.

Maturity Dates:	Seven years and six months from the Take-Out Closing Date.

Availability:	A single drawing may be made on the Take-Out Closing Date of the full amount of the Second Lien Term Loan Facility.

Amortization:	The Second Lien Term Loan Facility will not be subject to interim amortization.

Interest:	At Borrower’s option, loans will bear interest based on the Base Rate or LIBOR (including with respect to borrowings on the Take-Out Closing Date), as described below:

A. Base Rate Option

Interest will be at the Base Rate plus the applicable Interest Margin, calculated on the basis of the actual number of days elapsed in a year of 365/66 days and payable quarterly in arrears. The Base Rate is defined as the higher of the Federal Funds Rate, as

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published by the Federal Reserve Bank of New York, plus 1/2 of 1% and the prime commercial lending rate of the Administrative Agent for the Second Lien Term Loan Facility, as established from time to time at its principal U.S. office.

Base Rate borrowings will require one business day’s prior notice and will be in minimum amounts to be agreed upon.

B. LIBOR Option

Interest will be determined for periods (“Interest Periods”) of one, two, three, six or, if available to all relevant Lenders, nine or twelve months (as selected by Borrower) and will be at an annual rate equal to the London Interbank Offered Rate (“LIBOR”) for the corresponding deposits of U.S. dollars, plus the applicable Interest Margin. LIBOR will be determined by the Administrative Agent at the start of each Interest Period and will be fixed through such period. Interest will be paid at the end of each Interest Period or, in the case of Interest Periods longer than three months, quarterly, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory reserve requirements (if any) consistent with documentation for recent transactions for companies owned by Sponsor.

LIBOR borrowings will require three business days’ prior notice and will be in minimum amounts to be agreed upon.

Default Interest:	Upon the occurrence and during the continuance of a payment default, interest will accrue on any overdue amount of a loan or other overdue amount payable under the Second Lien Term Loan Facility at a rate of 2.0% per annum in excess of the rate (including the applicable Interest Margin) otherwise applicable to such loan or other amount and will be payable on demand.

Interest Margins:	The applicable Interest Margin will be the percentages set forth in the following table.

Base Rate	LIBOR
Loans	Loans

5.25%	6.25%

Mandatory Prepayments:	An amount equal to (a) 100% of the net cash proceeds received from specified sales or other dispositions of all or any part of the assets of Borrower or any of its restricted subsidiaries after the Take-Out Closing Date other than in the ordinary course and other than amounts reinvested in Borrower’s business within one year of the sale or other disposition (provided that if such amounts are committed to be reinvested within one year of such

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sale or other disposition, such reinvestment period shall be extended by up to one additional year) and subject to other exceptions to be agreed and consistent with recent transactions for companies owned by Sponsor (including sales or other dispositions generating net cash proceeds not to exceed an amount to be agreed in any fiscal year), (b) 100% of the net cash proceeds received by Borrower or any of its restricted subsidiaries from the issuance of debt after the Take-Out Closing Date, other than debt permitted by the Second Lien Documentation and (c) beginning with the first full fiscal year of Borrower after the Take-Out Closing Date, 50% of excess cash flow of Borrower and its restricted subsidiaries (to be defined in a manner consistent with documentation for recent transactions for companies owned by Sponsor, but in any event to include deductions, without duplication among periods, for operating cash used to finance acquisitions and certain investments in amounts to be agreed and capital expenditures or then committed to be used to finance acquisitions, investments and capital expenditures for which a binding agreement then exists, subject to limitations to be agreed), with step-downs to (i) 25% if Borrower’s Total Leverage Ratio does not exceed 4.75:1.00 and (ii) 0% if Borrower’s Total Leverage Ratio is less than 4.00:1.00; provided that any voluntary prepayments of the First Lien Term Loans and mandatory prepayments of loans under the Revolving Credit Facility to the extent accompanied by permanent reductions of the commitments thereunder, other than prepayments funded with the proceeds of certain indebtedness, shall be credited against excess cash flow prepayment obligations on a dollar-for-dollar basis; provided, further, that (x) such mandatory prepayment provisions shall be no more restrictive than the corresponding provisions of the First Lien Documentation and (y) no such mandatory prepayments of loans under the Second Lien Term Loan Facility shall be made until amounts outstanding under the First Lien Term Loan Facility shall have been paid in full or unless such payment is otherwise permitted under the First Lien Documentation.

There will be no prepayment penalties (except LIBOR breakage costs) for mandatory prepayments.

Optional Prepayments:	So long as no amounts are outstanding under the First Lien Term Loan Facility or such prepayment is otherwise permitted under the First Lien Documentation, permitted in whole or in part, with one business day’s prior notice in the case of Base Rate Loans and three business day’s prior notice in the case of LIBOR Loans, but without premium or penalty (except LIBOR breakage costs in the case of a prepayment other than on the last day of the relevant interest period and except as set forth under the caption “Call Protection” below) and including accrued and unpaid interest, subject to limitations as to minimum amounts of prepayments.

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Call Protection:	In the event all or any portion of the Second Lien Term Loan Facility is voluntarily prepaid or refinanced for any reason (other than in connection with an offer to purchase upon a Change of Control (to be defined in a manner consistent with documentation for recent high yield financings for companies owned by Sponsor)), or is otherwise prepaid with any Declined Amounts, in each case on or prior to the second anniversary of the Take-Out Closing Date, such prepayments shall be made at (i) 102.0% of the principal amount prepaid if such prepayment occurs on or prior to the first anniversary of the Take-Out Closing Date, and (ii) 101.0% of the principal amount prepaid if such prepayment occurs after the first anniversary of the Take-Out Closing Date but on or prior to the second anniversary of the Take-Out Closing Date.

Offer to Repay Upon a
Change of Control:	Upon a Change of Control (to be defined in a manner consistent with documentation for recent high yield financings for companies owned by Sponsor), Borrower will offer to purchase all outstanding Second Lien Term Loans at a price equal to (i) 101.0% of the principal amount thereof if such purchase occurs on or prior to the second anniversary of the Take-Out Closing Date and (ii) 100.0% of the principal amount thereof if such purchase occurs after the second anniversary of the Take-Out Closing Date, in each case plus any accrued but unpaid interest, and subject to reimbursement of LIBOR breakage costs.

Guarantees:	The Second Lien Term Loan Facility will be fully and unconditionally guaranteed on a joint and several basis by Holdings and all of the existing and future direct and indirect material wholly-owned domestic subsidiaries of Borrower that provide guaranties under the First Lien Documentation, subject to exceptions to be agreed (collectively, the “Guarantors”). Certain subsidiaries may be designated and treated as “Unrestricted” on terms consistent with documentation for recent transactions for companies owned by Sponsor.

Security:	The Second Lien Term Loan Facility and the Guarantees will be secured on a second-priority basis by all the collateral securing the First Lien Bank Facilities (the “Collateral”).

Intercreditor Arrangements:	As set forth in Annex I to the Commitment Letter.

Conditions to Borrowing:	Subject to the second paragraph under “Conditions” in the Commitment Letter, conditions precedent to borrowing under the Second Lien Term Loan Facility will be those set forth under the heading “Conditions” in the Commitment Letter and in Section (B) of Annex IV to the Commitment Letter and the following: (1) the absence of any continuing default or event of default (other than breach of a representation which is not a condition to closing), (2) the accuracy in all material respects of representations

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and warranties that relate to the due authorization, execution, delivery, legality, validity, binding effect and enforceability of the Second Lien Documentation and (3) accuracy in all material respects of those representations and warranties set forth in the Merger Agreement (and referred to in the second paragraph under “Conditions” in the Commitment Letter) to the extent that you have the right to terminate your obligations under the Merger Agreement as a result of a breach of such representation or warranty in the Merger Agreement, which shall, on the Take-Out Closing Date only, constitute representations and warranties under the Second Lien Term Loan Facility.

Representations and Warranties:
The following representations and warranties will apply, subject to materiality thresholds and exceptions to be agreed and consistent with documentation for recent transactions for companies owned by Sponsor, to Borrower and its subsidiaries (other than, with respect to certain representations and warranties to be agreed, immaterial subsidiaries): financial statements (including pro forma financial statements); no material adverse change; corporate existence; compliance with material laws; corporate power and authority; enforceability of the Second Lien Documentation; no conflict with law or material contractual obligations; no material litigation; no default; ownership of property; absence of liens other than permitted liens; intellectual property; taxes; Federal Reserve regulations; ERISA; Investment Company Act; environmental matters; solvency; accuracy of disclosure; and creation and perfection of security interests.

Affirmative Covenants:	Consistent with documentation for recent transactions for companies owned by Sponsor and in any event not more restrictive than the affirmative covenants set forth in the First Lien Bank Term Sheet.

Negative Covenants:	Substantially similar to, and no more restrictive than, those set forth in the First Lien Bank Term Sheet with cushions from the First Lien Bank Facilities to be agreed upon.

Financial Covenants: Events of Default:	Senior Secured Leverage Ratio with set backs from the First Lien Bank Facilities to be agreed upon.

Nonpayment, breach of representations and covenants, cross defaults, loss of significant lien on collateral, invalidity of significant guarantees, bankruptcy and insolvency events, ERISA events and judgments, in each case subject to grace periods, materiality thresholds and exceptions to be agreed and consistent with documentation for recent transactions for companies owned by Sponsor.

Assignments and Participations:	Each Lender may assign all or, subject to minimum amounts to be agreed, a portion of its loans and commitments under the Second Lien Term Loan Facility (other than to certain persons des

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ignated in writing by Borrower on or prior to the Take-Out Closing Date). Assignments will require the consent of the Administrative Agent and Borrower, which consents shall not be unreasonably withheld; provided that (i) no consents shall be required for an assignment to an existing Lender or an affiliate of an existing Lender and (ii) no consent of Borrower shall be required during the continuance of a payment or bankruptcy event of default. In addition, each Lender may sell participations in all or a portion of its loans and commitments under the Second Lien Term Loan Facility (other than to certain persons designated in writing by Borrower on or prior to the Take-Out Closing Date); provided that no purchaser of a participation shall have (a) the right to exercise or to cause the selling Lender to exercise voting rights in respect of the Second Lien Term Loan Facility (except as to certain customary issues) or (b) the right to yield protection in an amount exceeding that available to the relevant Lender.

Expenses and Indemnification:
All reasonable and documented out-of-pocket expenses (including but not limited to reasonable legal fees and expenses of not more than one counsel plus, if necessary, one local counsel per jurisdiction approved by Borrower) and expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses) of the Banks, the Joint Lead Arrangers, the Administrative Agent and the Collateral Agent associated with the syndication of the Second Lien Term Loan Facility and with the preparation, execution and delivery, administration, amendment, waiver or modification (including proposed amendments, waivers or modifications) of the documentation contemplated hereby are to be paid by Borrower on and after the Take-Out Closing Date, if it occurs. In addition, all reasonable and documented out-of-pocket expenses (including but not limited to reasonable legal fees and expenses of not more than one counsel plus, if necessary, one local counsel per jurisdiction approved by Borrower) of the Lenders and the Administrative Agent for workout proceedings and enforcement costs associated with the Second Lien Term Loan Facility are to be paid by Borrower.

Borrower will indemnify the Lenders, the Joint Lead Arrangers, the Administrative Agent and the Collateral Agent and their respective affiliates, and hold them harmless from and against all reasonable and documented out-of-pocket costs, expenses (including but not limited to reasonable legal fees and expenses of not more than one counsel plus, if necessary, one local counsel per jurisdiction approved by the Borrower) and liabilities arising out of or relating to the transactions contemplated hereby and any actual or proposed use of the proceeds of any loans made under the Second Lien Term Loan Facility; provided, however, that no such person will be indemnified for costs, expenses or liabilities to the extent determined by a final judgment of a court of competent jurisdiction (or a settlement tantamount to such a

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judgment) to have been incurred (i) by reason of the bad faith, gross negligence or willful misconduct of such person or any person affiliated therewith, (ii) by breach by such person or a related party of such person of the definitive documentation with respect to the Second Lien Term Loan Facility or (iii) any claims of an Indemnified Person against any other Indemnified Person.

Yield Protection, Taxes and Other Deductions:	The Second Lien Documentation will contain yield protection provisions, customary for facilities of this nature and consistent with documentation for transactions for companies owned by Sponsor, protecting the Lenders in the event of unavailability of LIBOR, breakage losses, reserve and capital adequacy requirements.

All payments are to be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of the Lender’s applicable lending office). The Lenders will use reasonable efforts to minimize to the extent possible any applicable taxes and Borrower will indemnify the Lenders and the Administrative Agent for such taxes paid by the Lenders or the Administrative Agent.

Requisite Lenders:	Lenders holding at least a majority of total loans and commitments under the Second Lien Term Loan Facility, with certain amendments requiring the consent of Lenders holding a greater percentage (or each Lender affected) of the total loans and commitments under the Second Lien Term Loan Facility (subject to a “yank-a-bank” provision), it being understood that amendments to financial definitions will require the consent of Lenders holding no more than a majority of total loans and commitments.

The consent of each Second Lien Lender directly and adversely affected thereby will be required with respect to (a) reductions in the amount or extensions of the scheduled date of final maturity of any loan, (b) reductions in the rate of interest or any fee or extensions of any due date thereof, (c) modifications to any of the voting percentages and (d) increases in the amount or extensions of the expiry date of any Second Lien Lender’s commitment and (ii) the consent of 100% of the Second Lien Lenders will be required with respect to releases of all or substantially all of the collateral or all or substantially all of the guarantees other than in accordance with the provisions of the definitive documentation with respect to the Second Lien Term Loan Facility.

Governing Law and Forum:	The laws of the State of New York. Each party to the Second Lien Documentation will waive the right to trial by jury and will consent to jurisdiction of the state and federal courts located in The City of New York.

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ANNEX IV
CONDITIONS TO CLOSING 4
     (A) The commitment of the Banks under the Commitment Letter and the agreements of the Joint Lead Arrangers to perform the services described in the Commitment Letter with respect to the Tender Facility are subject to the conditions set forth under “Conditions” in the Commitment Letter and Tender Term Sheet, and satisfaction or waiver of the conditions precedent set forth below, it being understood that there shall be no conditions to closing or the funding of the Tender Facility other than those expressly set forth under “Conditions” in the Commitment Letter and Tender Term Sheet: and those set forth below:
     1. Each purchase of Shares purchased pursuant to theTender Offer shall be consummated in accordance with the Merger Agreement without waiver or amendment of any material provisions thereof (other than any such waivers or amendments as are not, taken as a whole, materially adverse to the Banks or the Joint Lead Arrangers) unless consented to by the Joint Lead Arrangers, which consent shall not be unreasonably withheld, conditioned or delayed.
     2. As a condition to the availability of the Tender Facility, there shall have occurred (or shall occur substantially concurrently with the first acquisition of Shares in the Tender Offer), subject to clause (iii) of “Conditions” in the Commitment Letter, the execution and delivery by the Borrower and Holdings of definitive documentation (the “Tender Documentation”), including customary opinions, certificates and other closing documentation as the Joint Lead Arrangers shall reasonably request, with respect to the Tender Facility reflecting and consistent with the terms and conditions set forth herein and in Annex I or otherwise reasonably satisfactory to you and us.
     3. The Tender Facility Interest Support shall have been provided as described in the Commitment Letter.
     4. The Equity Financing shall have been made in the manner contemplated by the Commitment Letter.
     5. Borrower and the Guarantors shall have provided the documentation and other information to the Administrative Agent that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

[4]	All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this Annex IV is attached.

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     (B) The commitment of the Banks under the Commitment Letter and the agreements of the Joint Lead Arrangers to perform the services described in the Commitment Letter with respect to the Take-Out Facilities are subject to the conditions set forth under “Conditions” in the Commitment Letter and Take-Out Term Sheets, and satisfaction or waiver of the conditions precedent set forth below, it being understood that there shall be no conditions to closing or the funding of the Take-Out Facilities other than those expressly set forth under “Conditions” in the Commitment Letter and Take-Out Term Sheets and those set forth below:
     1. The Joint Lead Arrangers shall have received reasonably satisfactory evidence that all loans outstanding under, and all other amounts due in respect of, all indebtedness for borrowed money of the Acquired Business or any of its subsidiaries, the Tender Facility and any subordinated indebtedness incurred in connection with the Interim Equity Financing shall have been repaid in full (or satisfactory arrangements made for such repayment) and the commitments thereunder shall have been permanently terminated, except for limited indebtedness to be agreed by the Joint Lead Arrangers.
     2. Unless the Short Form Merger shall have occurred, the Long Form Merger shall have been consummated or shall be consummated substantially simultaneously with or immediately following the first funding under the Take-Out Facilities in accordance with the Merger Agreement without waiver or amendment of any material provisions thereof (other than any such waivers or amendments as are not, taken as a whole, materially adverse to the Banks or the Joint Lead Arrangers) unless consented to by the Joint Lead Arrangers, which consent shall not be unreasonably withheld, conditioned or delayed.
     3. As a condition to the availability of the First Lien Bank Facilities, there shall have occurred (or shall occur substantially concurrently), subject to clause (iii) of “Conditions” in the Commitment Letter, the execution and delivery by the Borrower and Guarantors of definitive documentation consistent with recent transactions for companies owned by Sponsor (the “First Lien Documentation”), including customary opinions, certificates and other closing documentation as the Joint Lead Arrangers shall reasonably request, with respect to the First Lien Bank Facilities reflecting and consistent with the terms and conditions set forth herein and in Annex II or otherwise reasonably satisfactory to you and us.
     4. As a condition to the availability of the Second Lien Term Loan Facility, there shall have occurred (or shall occur substantially concurrently with the Acquisition and other Transactions), subject to clause (iii) of “Conditions” in the Commitment Letter, the execution and delivery by the Borrower and the Guarantors of definitive documentation consistent with recent transactions for companies owned by Sponsor (the “Second Lien Documentation”), including customary opinions, certificates and other closing documentation as the Joint Lead Arrangers shall reasonably request, with respect to the Second Lien Term Loan Facility reflecting and consistent with the terms and conditions set forth herein and in Annex III or otherwise reasonably satisfactory to you and us.
     5. Borrower and each of the Guarantors shall have provided the documentation and other information to the Administrative Agent that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

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ANNEX V
ADJUSTED EBITDA
“Adjusted EBITDA” means, for any period, Consolidated Net Income (as defined below) for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period (net of interest income for such period), (ii) provision for taxes based on income, profits or capital of the Borrower and the Subsidiaries, including state, franchise and similar taxes and foreign withholding taxes paid or accrued during such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) non-cash charges (except to the extent representing accrual for future cash payments) for such period, including, without limitation, any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards and non-cash pension and post-employment benefit expenses, (v) extraordinary, non-recurring and unusual losses, charges and expenses, including, without limitation, any severance costs, costs associated with curtailments and modifications to pension and post-retirement employee benefit plans, costs associated with office openings or closings and consolidation, relocation or integration costs and other business optimization and restructuring charges and expenses (including with respect to acquisitions and investments after the date hereof regardless of whether or not such acquisitions or investments are consummated), provided that such charges or expenses are identified as nonrecurring and set forth in reasonable detail in a schedule to a certificate of a financial officer of the Borrower, (vi) any non-cash decrease in consolidated revenues during such period resulting from purchase accounting adjustments made in accordance with GAAP in connection with the Acquisition or any permitted acquisitions, (vii) to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with the Acquisition or a permitted acquisition, (viii) to the extent covered by insurance and actually reimbursed, expenses with respect to liability or casualty events or business interruption, (ix) fees and expenses of the Borrower and the Subsidiaries payable in connection with the issuance of equity interests, incurrence of indebtedness permitted under the definitive financing documentation or any permitted acquisition or other investment permitted under the definitive financing documentation (in each case whether or not successful), (x) management, monitoring, consulting and advisory fees and related expenses and any other fees and expenses (including Sponsor fees) (or any accruals relating to such fees and related expenses) paid pursuant to the definitive financing documentation up to a maximum amount to be agreed, (xi) any costs or expenses incurred by the Borrower or a Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of equity interests of the Borrower (other than Disqualified Stock), (xii) cost-savings initiatives reflecting cost savings realizable in the six fiscal quarters following the Closing Date, provided that such cost savings calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and (xiii) charges and expenses in connection with the absorption of inventory in the 24 months following the Closing Date, provided that the amount of such charges and expenses are set forth in reasonable detail in a certificate to the Administrative Agent and do not exceed $10,000,000 in the aggregate, and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, the sum of (i) any non-cash gains or other non-cash items of income (excluding, in each case, the accrual of revenue and the reversal of reserves) for such period (provided that any cash received in a subsequent period in respect of any such non-cash gain or other non-cash item of income shall be included in Adjusted EBITDA for the period in which received) and (ii) any increase in consolidated revenues during such period resulting from purchase accounting adjustments made in accordance with GAAP in connection with the Acquisition or any permitted acquisition.

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“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that: (a)(i) net income for such period of any person that is not a subsidiary of such person, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period, (ii) the net loss of any such person that is not a subsidiary of such person, or that is accounted for by the equity method of accounting, will be included only to the extent such loss is funded in cash by the Borrower or a Subsidiary during such period and (iii) the net income for such period shall include any ordinary course dividend distribution or other payment in cash received from any person in excess of the amounts included in clause (i); and (b) there shall be excluded (i) accruals and reserves that are established within twelve months after the Closing Date and that are so required to be established in accordance with GAAP; provided that any such accruals or reserves paid in cash shall be deducted from Consolidated Net Income for the period in which paid unless excluded pursuant to another clause of this definition; (ii) the income or loss of any person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such person’s assets are acquired by the Borrower or any Subsidiary; (iii) the cumulative effect of any change in accounting principles during such period; (iv) any gain or loss realized upon the sale or other disposition of any assets of the Borrower or its Subsidiaries that are not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any equity interests of any person and any extraordinary gains or losses; (v) any non-cash SFAS 133 income (or loss) related to hedging activities; (vi) all deferred financing costs written off, premiums paid and other net gains or losses in connection with any early extinguishment of indebtedness; (vii) any non-cash impairment charges resulting from the application of SFAS Nos. 142 and 144 and the amortization of intangibles arising pursuant to SFAS No. 141; (viii) any non-cash expense or gain related to recording of the fair market value of swap agreements, in each case entered into in the ordinary course of business and not for speculative purposes; and (ix) unrealized gains and losses relating to hedging transactions and mark-to-market of indebtedness denominated in foreign currencies resulting from the application of SFAS 52.
“Senior Secured Leverage Ratio” means the ratio of (i) the total debt under the Facilities to (ii) Adjusted EBITDA for the four fiscal quarters most recently ended for which financial statements are available.
“Total Leverage Ratio” means the ratio of (i) the Borrower’s total net consolidated funded debt (to be defined in a manner consistent with syndicated financings for companies owned by Sponsor and net of unrestricted cash and cash equivalents) to (ii) Adjusted EBITDA for the four fiscal quarters most recently ended for which financial statements are available.

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